Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden	Mary Kabacinski
President & CEO	Executive VP & CFO
(920) 882-5602	(920) 882-5852

MONDAY, JULY 14, 2003

IMMEDIATE RELEASE

SCHOOL SPECIALTY ANNOUNCES THE PRICING OF ITS

CONVERTIBLE SUBORDINATED NOTES

Greenville, WI, July 14, 2003 – School Specialty, Inc. (NASDAQ: SCHS) announced today the pricing of its $110 million convertible subordinated notes due 2023. The notes, which provide for a contingent conversion feature, carry an annual cash interest rate of 3.75% and, depending on the market price of the notes, could be subject to an upward adjustment commencing August 1, 2008. The company plans to use the proceeds from the offering to refinance existing bank debt and for general corporate purposes.

Each $1,000 note will be convertible into 25 shares of School Specialty common stock at a price of $40.00 per share if the closing price of School Specialty on The Nasdaq National Market exceeds certain levels for a specified amount of time or in certain other circumstances. This conversion premium represents approximately a 36% premium over School Specialty’s closing bid price of $29.34 on July 14, 2003. The company may not redeem the notes prior to August 7, 2008. The company, at the option of holders, may be required to purchase the notes at their accreted value on August 1 in 2010, 2013, and 2018.

The company has granted the initial purchasers of the offering an option to purchase up to an additional $25 million of principal amount of the notes to cover over-allotments, if any.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About School Specialty, Inc.

School Specialty, Inc., the “Educator’s Marketplace,” is the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company’s nine specialty brands — ClassroomDirect, Childcraft, abc School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime — serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.